July 24, 2013

VIA EDGAR

United States Securities and Exchange Commission

Re:	Amarc Resources Ltd. (the "Company")
Annual Report on Form 20-F
Consent of Expert

This letter is provided in connection with the Company's Form 20-F annual report for the year ended March 31, 2013 (the “Annual Report”), to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”).

I, Reno Pressacco, P.Geo., hereby consent to the use of my name in connection with reference to my involvement in the preparation of the resource estimate in the following technical report (the "Technical Report"):

  Technical Report on the Initial Mineral Resource Estimate for the Newton Project, Central British Columbia, Canada, amended December 19, 2012 and to references to the Technical Report, or portions thereof, in the Annual Report and to the inclusion and incorporation by reference of the information derived from the Technical Report related to me in the Annual Report.

Yours truly,

(Signed)	“Reno Pressacco”

Name:	Reno Pressacco, P.Geo.
Title:	Principal Geologist
RPA Inc.

RPA Inc. 55 University Ave. Suite 501 | Toronto, ON, Canada M5J 2H7 | T +1 (416) 947 0907	www.rpacan.com